EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
International Bancshares Corporation:

     We consent to the incorporation by reference in the Registration Statement (No. 33-15655) on Form S-8 of International Bancshares Corporation of our report dated January 30, 2004, with respect to the consolidated statements of financial condition of Local Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Local Financial Corporation, which report is incorporated by reference in the Form 8-K/A of International Bancshares Corporation dated August 3, 2004. Our report refers to the Local Financial Corporation and subsidiaries’ adoption of Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, effective December 31, 2003 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/s/ KPMG LLP

August 3, 2004
San Antonio, Texas